Exhibit 10.39
EXECUTIVE EMPLOYMENT AGREEMENT
This Executive Employment Agreement (“Agreement”) is made, effective as of April 20, 2011 (“Effective Date”), by and between P.F. Chang’s China Bistro, Inc. (“Company”) and Lane Cardwell (“Executive”).
R E C I T A L S
WHEREAS, Executive currently works for Company in the position of President of the Company’s China Bistro concept on an at-will basis. Executive and Company now desire to enter into this Agreement.
NOW THEREFORE, the parties agree as follows:
1. Employment. Company hereby agrees to continue to employ Executive in the position of President of the China Bistro concept and Executive hereby accepts such employment, upon the terms and conditions set forth herein.
2. Duties.
2.1 Position. Executive is employed as President of the Company’s China Bistro concept and shall have the duties and responsibilities assigned by Company at the present date and as may be reasonably assigned from time to time. Executive shall perform faithfully and diligently all duties assigned to Executive. Company reserves the right to modify Executive’s position and duties at any time in its sole and absolute discretion, provided that the duties assigned are consistent with the position of a senior executive and that Executive continues to report directly to the CEO or the Board of Directors of Company.
2.2 Best Efforts/Full-time. Executive will expend Executive’s best efforts on behalf of Company, and will abide by all policies and decisions made by Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in the best interest of Company at all times. Executive shall devote Executive’s full business time and efforts to the performance of Executive’s assigned duties for Company, provided that Executive may continue to serve on the boards of directors of other companies so long as such service is in accordance with the Company’s policies governing such activities.
2.3 Work Location. Executive’s principal place of work shall be located in Scottsdale, Arizona, or such other location as the parties may agree upon from time to time.
3. Term.
3.1 Initial Term. The employment relationship pursuant to this Agreement shall be for an initial term commencing on the Effective Date and continuing for a period of three (3) years following such date (“Initial Term”), unless sooner terminated in accordance with section 7 below.
3.2 Renewal. On completion of the Initial Term specified in subsection 3.1 above, this Agreement will automatically renew for subsequent one-year terms unless either party provides ninety (90) days’ advance written notice to the other that Company/Executive does not wish to renew the Agreement for a subsequent one-year term. In the event either party gives notice of nonrenewal pursuant to this subsection 3.2, this Agreement will expire at the end of the current term.

4. Compensation.
4.1 Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Company shall pay to Executive an initial Base Salary of $350,000 per year, payable in accordance with the normal payroll practices of Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and payroll deductions.
4.2 Incentive Compensation. Executive will be eligible to receive incentive compensation, the terms, amount and payment of which shall be determined by Company in its sole and absolute discretion. A target bonus award will be established on an annual basis for Executive as part of the annual Key Executive Group bonus plan which is reviewed and approved by the Board of Directors.
4.3 Performance and Salary Review. Company will periodically review Executive’s performance on no less than an annual basis. Adjustments to salary or other compensation, if any, will be made by Company in its sole and absolute discretion.
5. Customary Fringe Benefits. Executive will be eligible for all customary and usual fringe benefits generally available to executives of Company subject to the terms and conditions of Company’s benefit plan documents. Company reserves the right to change or eliminate the fringe benefits on a prospective basis, at any time, effective upon notice to Executive.
6. Business Expenses. Executive will be reimbursed for all reasonable, out-of-pocket business expenses incurred in the performance of Executive’s duties on behalf of Company. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with Company’s policies.
7. Termination of Executive’s Employment.
7.1 Termination for Cause by Company. Although Company anticipates a mutually rewarding employment relationship with Executive, Company may terminate Executive’s employment immediately at any time for Cause. For purposes of this Agreement, “Cause” is defined as: (a) Executive’s theft, dishonesty, or falsification of any Company documents or records; (b) Executive’s improper use or disclosure of Company’s confidential or proprietary information; (c) any action by Executive which has a detrimental effect on the Company’s reputation or business; (d) Executive’s failure to perform any reasonable assigned duties after written notice from Company of, and a reasonable opportunity to cure, such failure; (e) any material breach by Executive of this Agreement, which breach is not cured after written notice from Company of, and a reasonable opportunity to cure such breach; or (f) Executive’s conviction (including any plea of guilty or nolo contendere) of any criminal act which impairs Executive’s ability to perform Executive’s duties with Company. In the event Executive’s employment is terminated in accordance with this subsection 7.1, Executive shall be entitled to receive only the Base Salary then in effect, prorated to the date of termination. All other Company obligations to Executive pursuant to this Agreement will become automatically terminated and completely extinguished. Executive will not be entitled to receive the Severance Packages described in subsections 7.2(a) and 7.4(a) below.

7.2 Termination Without Cause by Company/Severance. Company may terminate Executive’s employment under this Agreement without Cause at any time on thirty (30) days’ advance written notice to Executive. In the event of such termination, Executive will receive the Base Salary prorated to the date of termination and the Severance Package described in subsection 7.2(a) below, provided Executive complies with all of the conditions described in subsection 7.2(b) below.
(a) Severance Package. The Severance Package shall consist of the following:
(i) a severance payment equal to: (a) the greater of one and one-half (1 1/2) times Executive’s Base Salary then in effect on the date of termination or the balance of Executive’s Base Salary due for the remainder of the current term; plus (b) one and one-half (1 1/2) times the average cash bonus paid to Executive for each of the years completed under the terms of this Agreement, or if less than one year has been completed under the terms of this Agreement, then one and one-half (1 1/2) times the average cash bonus paid to Executive by Company during the prior three years, payable in a single lump sum payment within thirty (30) days following Executive’s termination;
(ii) Executive being credited upon the date of termination with an additional 18 months of vesting service solely for purposes of determining the vested portions of Executive’s outstanding equity and equity-based awards; and
(iii) payment of the premiums required to continue Executive’s group health care coverage for up to 18 months under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.
(b) Conditions To Receive Severance Package. Executive will receive the Severance Package described in subsection 7.2(a) above, provided that Executive: (i) complies with all surviving provisions of this Agreement as specified in subsection 14.8 below; (ii) executes and does not revoke a full general release within the time period specified in such release, releasing all claims, known or unknown, that Executive may have against Company arising out of or any way related to Executive’s employment or termination of employment with Company; and (iii) agrees to act as a consultant for Company, without further compensation, for thirty (30) days following the termination of the employment relationship, if requested to do so by Company. All other Company obligations to Executive will be automatically terminated and completely extinguished.
7.3 Voluntary Resignation by Executive. Executive may voluntarily resign Executive’s position with Company at any time after the Initial Term, on thirty (30) days’ advance written notice. In the event of such resignation, Executive will be entitled to receive only the Base Salary for the thirty-day notice period and no other amount for the remaining months of the subsequent one-year term, if any. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. In addition, Executive will not be entitled to receive the Severance Packages described in subsection 7.2(a) above or subsection 7.4(a) below.

7.4 Termination Following A Change In Control. If (1) Executive’s employment is terminated by Company without Cause (as defined in subsection 7.1 above) or Executive resigns for Good Reason (as defined in subsection 7.4(b) below) and (2) such termination of employment occurs within twenty-four (24) months after a Change in Control (as defined in subsection 7.4(c) below), Executive shall be entitled to receive the Severance Package described in subsection 7.4(a) below, in lieu of the Severance Package described in subsection 7.2(a) above, provided Executive complies with all of the conditions described in subsection 7.2(b) above.
(a) Severance Package: The Severance Package will consist of the following:
(i) a severance payment payable in one lump sum within thirty (30) days following the date of Executive’s termination of employment and equal to: (a) the greater of two (2) times Executive’s Base Salary then in effect on the date of termination or the balance of Executive’s Base Salary due for the remainder of the current term (in each case, Base Salary shall be determined without regard to any reduction thereof which would constitute “Good Reason” as defined in Section 7.4(b)), plus (b) the greater of two (2) times (i) the average cash bonus paid to Executive for each of the years completed under the terms of this Agreement or (ii) Executive’s annual bonus target;
(ii) full vesting of all unvested portions of Executive’s equity awards and the ability to exercise stock options for a period of three (3) years from the date of termination of employment; provided that such extension does not cause the option exercise period to be extended beyond the expiration of the option term; and
(iii) payment of the premiums required to continue Executive’s group health care coverage for up to 18 months under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), provided that Executive elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.
(b) Good Reason. “Good Reason” shall mean any one or more of the following without Executive’s written consent: (i) the assignment to Executive of any duties, or any limitation of Executive’s responsibilities, substantially inconsistent with the Executive’s positions, duties, responsibilities and status with Company immediately prior to the date of the Change in Control; (ii) the relocation of the principal place of Executive’s service to a location that is more than fifty (50) miles from Executive’s principal place of service immediately prior to the date of the Change in Control, or the imposition of travel requirements substantially more demanding of Executive than such travel requirements existing immediately prior to the date of the Change in Control; or (iii) any material failure by Company to pay, or any material reduction by Company of, Executive’s base compensation in effect immediately prior to the date of the Change in Control. Good Reason shall not exist unless Executive notifies Company in writing of the existence of the applicable condition specified above not later than ninety (90) days after the initial existence of the condition, and Company fails to remedy such condition within thirty (30) days after receipt of such notice.
(c) Change of Control. A Change of Control is defined as any one of the following occurrences:
(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than a trustee or other fiduciary holding securities of Company under an employee benefit plan of Company, becomes the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of the securities of Company representing more than 50% of (A) the outstanding shares of common stock of Company or (B) the combined voting power of the Company’s then-outstanding securities;

(ii) the sale or disposition of all or substantially all of Company’s assets (or any transaction having similar effect is consummated); or
(iii) Company is party to a merger or consolidation that results in the holders of voting securities of Company outstanding immediately prior thereto failing to continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Company or such surviving entity outstanding immediately after such merger or consolidation.
7.5 Termination of Employment Upon Nonrenewal. In the event either party decides not to renew this Agreement for a subsequent one-year term in accordance with subsection 3.2 above, this Agreement will expire, Executive’s employment with Company will terminate and Executive will only be entitled to Executive’s Base Salary paid through the last day of the current term. All other Company obligations to Executive pursuant to this Agreement will be automatically terminated and completely extinguished. In addition, Executive will not be entitled to the Severance Packages described in subsections 7.2(a) and 7.4(a) above.
8. No Conflict of Interest. During the term of Executive’s employment with Company, Executive must not engage in any work, paid or unpaid, that creates an actual or potential conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Company in its sole discretion. If Company believes such a conflict exists during the term of this Agreement, Company may ask Executive to choose to discontinue the other work or resign employment with Company. In addition, Executive agrees not to refer any client or potential client of Company to competitors of Company, without obtaining Company’s prior written consent, during the term of Executive’s employment.
9. Post-Termination Non-Competition.
9.1 Consideration For Promise To Refrain From Competing. Executive agrees that Executive’s services are special and unique, that Company’s disclosure of confidential, proprietary information and specialized training and knowledge to Executive, and that Executive’s level of compensation and benefits and post-termination severance, as applicable, are partly in consideration of and conditioned upon Executive not competing with Company. Executive acknowledges that such consideration for Executive’s services under this Agreement is adequate consideration for Executive’s promises contained within this section 9.

9.2 Promise To Refrain From Competing. Executive understands Company’s need for Executive’s promise not to compete with Company is based on the following: (a) Company has expended, and will continue to expend, substantial time, money and effort in developing its proprietary information; (b) Executive will in the course of Executive’s employment develop, be personally entrusted with and exposed to such proprietary information; (c) both during and after the term of Executive’s employment, Company will be engaged in the highly competitive casual dining industry; (d) Company provides services nationally and may provide services internationally in the future; and (e) Company will suffer great loss and irreparable harm if Executive were to enter into competition with Company. Therefore, in exchange for the consideration described in subsection 9.1 above, Executive agrees that for the period equal to the greater of the remainder of the current term under this Agreement or one (1) year following the date Executive ceases to render services to Company (the “Covenant Period”), Executive will not either directly or indirectly, whether as a owner, director, officer, manager, consultant, agent or employee: (i) work for a competitor, which is defined to include any company in the business of preparation and distribution of Chinese food or other Asian food concepts existing during the Covenant Period, within a one hundred (100) mile radius of any P.F. Chang’s China Bistro or Pei Wei Asian Diner or any planned location of such restaurants (“Restricted Business”); or (ii) make or hold any investment in any Restricted Business in the United States, whether such investment be by way of loan, purchase of stock or otherwise, provided that there shall be excluded from the foregoing the ownership of not more than 5% of the listed or traded stock of any publicly held corporation. For purposes of this section 9, the term “Company” shall mean and include Company, any subsidiary or affiliate of Company, any successor to the business of Company (by merger, consolidation, sale of assets or stock or otherwise) and any other corporation or entity of which Executive may serve as a director, officer or employee at the request of Company or any successor of Company.
9.3 Reasonableness of Restrictions. Executive represents and agrees that the restrictions on competition, as to time, geographic area, and scope of activity, required by this section 9 are reasonable, do not impose a greater restraint than is necessary to protect the goodwill and business interests of Company, and are not unduly burdensome to Executive. Executive expressly acknowledges that Company competes on a nationwide basis and that the geographical scope of these limitations is reasonable and necessary for the protection of Company’s trade secrets and other confidential and proprietary information. Executive further agrees that these restrictions allow Executive an adequate number and variety of employment alternatives, based on Executive’s varied skills and abilities. Executive represents that Executive is willing and able to compete in other employment not prohibited by this Agreement.
9.4 Reformation if Necessary. In the event a court of competent jurisdiction determines that the geographic area, duration, or scope of activity of any restriction under this section 9 and its subsections is unenforceable, the restrictions under this section and its subsections shall not be terminated but shall be reformed and modified to the extent required to render them valid and enforceable. Executive further agrees that the court may reform this Agreement to extend the one-year period of this covenant not to compete by an amount of time equal to any period in which Executive is in breach of this covenant.
10. Confidentiality and Proprietary Rights. Executive agrees to read, sign and abide by Company’s Employee Innovations and Proprietary Rights Assignment Agreement, which is provided with this Agreement and incorporated herein by reference.
11. Nonsolicitation.
11.1 Nonsolicitation of Customers or Prospects. Executive acknowledges that information about Company’s customers is confidential and constitutes trade secrets. Accordingly, Executive agrees that during the Covenant Period Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s relationship with any of its customers or customer prospects by soliciting or encouraging others to solicit any of them for the purpose of diverting or taking away business from Company.

11.2 Nonsolicitation of Company’s Employees. Executive agrees that during the Covenant Period, Executive will not, either directly or indirectly, separately or in association with others, interfere with, impair, disrupt or damage Company’s business by soliciting, encouraging or attempting to hire any of Company’s employees or causing others to solicit or encourage any of Company’s employees to discontinue their employment with Company.
12. Injunctive Relief. Executive acknowledges that Executive’s breach of the covenants contained in sections 9-11 (collectively “Covenants”) would cause irreparable injury to Company and agrees that in the event of any such breach, Company shall be entitled to seek temporary, preliminary and permanent injunctive relief without the necessity of proving actual damages or posting any bond or other security.
13. Agreement to Arbitrate. To the fullest extent permitted by law, Executive and Company agree to arbitrate any controversy, claim or dispute between them arising out of or in any way related to this Agreement, the employment relationship between Company and Executive and any disputes upon termination of employment, including but not limited to breach of contract, tort, discrimination, harassment, wrongful termination, demotion, discipline, failure to accommodate, family and medical leave, compensation or benefits claims, constitutional claims; and any claims for violation of any local, state or federal law, statute, regulation or ordinance or common law. Claims for injunctive relief pursuant to section 12 above are excluded. For the purpose of this agreement to arbitrate, references to “Company” include all parent, subsidiary or related entities and their employees, supervisors, officers, directors, agents, pension or benefit plans, pension or benefit plan sponsors, fiduciaries, administrators, affiliates and all successors and assigns of any of them, and this agreement shall apply to them to the extent Executive’s claims arise out of or relate to their actions on behalf of Company.
13.1 Consideration. The mutual promise by Company and Executive to arbitrate any and all disputes between them (except for those referenced above) rather than litigate them before the courts or other bodies, provides the consideration for this agreement to arbitrate.
13.2 Initiation of Arbitration. Either party may exercise the right to arbitrate by providing the other party with written notice of any and all claims forming the basis of such right in sufficient detail to inform the other party of the substance of such claims. In no event shall the request for arbitration be made after the date when institution of legal or equitable proceedings based on such claims would be barred by the applicable statute of limitations.
13.3 Arbitration Procedure. The arbitration will be conducted in Phoenix, Arizona by a single neutral arbitrator and in accordance with the then current rules for resolution of employment disputes of the American Arbitration Association (“AAA”). The parties are entitled to representation by an attorney or other representative of their choosing. The arbitrator shall have the power to enter any award that could be entered by a judge of the trial court of the State of Arizona, and only such power, and shall follow the law. The parties agree to abide by and perform any award rendered by the arbitrator. The arbitrator shall issue the award in writing and therein state the essential findings and conclusions on which the award is based. Judgment on the award may be entered in any court having jurisdiction thereof.

13.4 Costs of Arbitration. Company shall bear the costs of the arbitration filing and hearing fees and the cost of the arbitrator.
14. General Provisions.
14.1 Successors and Assigns. The rights and obligations of Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.
14.2 Waiver. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.
14.3 Attorneys’ Fees. Each side will bear its own attorneys’ fees in any dispute unless a statutory section at issue, if any, authorizes the award of attorneys’ fees to the prevailing party.
14.4 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.
14.5 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
14.6 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of Arizona. Each party consents to the jurisdiction and venue of the state or federal courts in Phoenix, Arizona, if applicable, in any action, suit, or proceeding arising out of or relating to this Agreement.
14.7 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below, or such other address as either party may specify in writing.
14.8 Survival. Sections 9 (“Post-Termination Non-Competition”), 10 (“Confidentiality and Proprietary Rights”), 11 (“Nonsolicitation”), 12 (“Injunctive Relief”), 13 (“Agreement to Arbitrate”), 14 (“General Provisions”) and 16 (“Entire Agreement”) of this Agreement shall survive Executive’s employment by Company.

15. Code Section 409A Compliance.
15.1 This Agreement is intended to comply with, or otherwise be exempt from, Section 409A of the Code and any regulations and Treasury guidance promulgated thereunder.
15.2 Company and Executive agree that they will execute any and all amendments to this Agreement as they mutually agree in good faith may be necessary to ensure compliance with the provisions of Section 409A of the Code.
15.3 The preceding provisions, however, shall not be construed as a guarantee by Company of any particular tax effect to Executive under this Agreement. Company shall not be liable to Executive for any payment made under this Agreement, at the direction or with the consent of Participant, which is determined to result in an additional tax, penalty or interest under Section 409A of the Code, nor for reporting in good faith any payment made under this Agreement as an amount includible in gross income under Section 409A of the Code.
15.4 For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
15.5 With respect to any reimbursement of expenses or any provision of in-kind benefits to Executive specified under this Agreement, such reimbursement of expenses or provision of in-kind benefits shall be subject to the following conditions: (1) the expenses eligible for reimbursement or the amount of in-kind benefits provided in one taxable year shall not affect the expenses eligible for reimbursement or the amount of in-kind benefits provided in any other taxable year, except for any medical reimbursement arrangements providing for the reimbursement of expenses referred to in Section 105(b) of the Code; (2) the reimbursement of an eligible expense shall be made no later than the end of the year following the year in which such expense was incurred; and (3) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.
15.6 For purposes of Section 409A of the Code, the date as of which Company and Executive reasonably anticipate that no further services would be performed by Executive shall be construed as the date that Executive first incurs a “separation from service” as defined under Section 409A of the Code.
15.7 Notwithstanding anything in this Agreement to the contrary, if a payment obligation arises on account of Executive’s separation from service while Executive is a “specified employee” as described in Section 409A of the Code and the Treasury Regulations thereunder and as determined by the Company in accordance with its procedures, by which determination Executive is bound, any payment of “deferred compensation” (as defined under Treasury Regulation Section 1.409A-1(b)(1), after giving effect to the exemptions in Treasury Regulation Sections 1.409A-1(b)(3) through (b)(12)) shall be made on the first business day of the seventh month following the date of Executive’s separation from service, or, if earlier, within fifteen (15) days after the appointment of the personal representative or executor of Executive’s estate following his death.

16. Entire Agreement. This Agreement, including the Company Employee Innovations and Proprietary Rights Assignment Agreement incorporated herein by reference and any documents related to Executive’s equity awards, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Chief Executive Officer of Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.
THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

Lane Cardwell
Dated: April 20, 2011	/s/ Lane Cardwell

P.F. Chang’s China Bistro, Inc.

Dated: April 20, 2011	By:	/s/ Richard L. Federico
Richard L. Federico
Chief Executive Officer 7676 East Pinnacle Peak Road Scottsdale, AZ 85255